Exhibit 4.1

DESCRIPTION OF CAPITAL STOCK

In this description, the words “the corporation,” “we,” “us,” and “our” refer to CKX Lands, Inc.

Our common stock is our only authorized class of securities. It is registered under Section 12(b) of the Securities Exchange Act of 1934, as amended. The following description summarizes the most important terms of the common stock. This description is not complete and is qualified by reference to our restated articles of incorporation, as amended (our “articles”) and our amended and restated bylaws (our “bylaws”). Our articles and bylaws are exhibits to our Annual Report on Form 10-K.

Authorized Capital Stock

Our authorized capital stock consists of 3,000,000 shares of common stock with no par value. Shares of our common stock are fully paid and non-assessable once they are issued and paid for.

The holders of outstanding shares of our common stock are entitled to one vote per share on all matters that are required by law to be submitted to shareholders. There are no cumulative voting rights.

Each holder of common stock is entitled to dividends that are declared by our board of directors out of funds legally available for that purpose, in proportion to the number of shares the shareholder owns. Dividends on the common stock are non-cumulative.

Dividends, shares issuable to shareholders in connection with a reclassification of stock, and the redemption price of redeemed shares that are not claimed within one year, despite our reasonable efforts to pay or issue them, revert to the corporation.

The holders of our common stock have no preemptive, redemption or conversion rights, nor do they have any preferential right to purchase or subscribe for any authorized but unissued capital stock or any securities convertible into our common stock. There are no sinking fund provisions applicable to the common stock.

If our company is voluntarily or involuntarily liquidated or dissolved, the holders of all shares of our common stock will share ratably in assets available for distribution to common stockholders, but only after all our prior obligations are paid.

Certain Charter, By-Law and Statutory Provisions

Provisions of the Louisiana Business Corporation Act, as amended (the “LBCA”), and our articles and bylaws could make it more difficult to acquire us. These provisions, summarized below, may discourage certain types of coercive takeover practices and takeover bids that our board of directors may consider inadequate and encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of the board of directors’ ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Special Meetings of Stockholders. Under the LBCA and our bylaws, our secretary must call a special meeting of shareholders upon the demand of shareholders only if shareholders holding at least ten percent of all the votes entitled to be cast demand the special meeting.

Stockholder Action by Written Consent. In general, action on a matter (other than the election of directors) by our shareholders is approved if more votes are cast in favor of the action than votes cast against it at a meeting at which a quorum is present. Directors are elected if they receive a plurality of the votes cast at a meeting at which a quorum is present. Under the LBCA, our shareholders may act by written consent instead of a meeting, but only if the consent is signed by all the shareholders entitled to vote. For public companies, the effect of this is to eliminate shareholder action by written consent, because it would be impracticable to obtain the consent of every shareholder.

Power to Set Size of Board and Fill Vacancies. Our bylaws provide that our board of directors fixes the number of directors on the board of directors, which shall not be not less than five nor more than fifteen. Any vacancies on our board of directors, including vacancies resulting from an increase in the authorized number of directors, may be filled for an unexpired term by a majority of the directors remaining in office, whether or not less than a quorum.

No Cumulative Voting. The LBCA provides that shareholders will not have the right to cumulate votes in the election of directors unless the corporation’s articles provide otherwise. Our articles do not provide for cumulative voting.

Advance Notice Requirements for Director Nominations and Shareholder Proposals. Our by-laws provide that our shareholders may nominate candidates for election as directors and may propose matters to be voted on at annual or special meetings of shareholders. However, the shareholder making a nomination or proposal must deliver a timely notice to us and comply with specified notice procedures contained in our bylaws. Generally, the bylaws require that shareholders give notice of nominations or proposals no earlier than 120 days nor later than 90 days before the anniversary of the last annual meeting (or in the case of a special meeting, no earlier than 120 days nor later than 90 days before the date of the special meeting).

Additionally, the bylaws require that candidates nominated by shareholders for election as director disclose their qualifications and make certain representations and agreements, including that (a) they are not and will not become a party to any undisclosed voting commitment, any voting commitment that could interfere with their ability to fulfill their fiduciary duties as a director of CKX Lands, Inc., should they be elected, or any undisclosed agreement pursuant to which they would receive compensation, reimbursement or indemnification in connection with their service as a director of CKX Lands, Inc., and (b) they will comply, should they be elected, with our corporate governance guidelines and conflict of interest, business conduct, confidentiality and stock ownership and trading policies.

Amendment of Bylaws. Our board of directors may amend or repeal our bylaws or adopt new bylaws by a majority vote. However, changes to the bylaws concerning the following matters require the vote of two-thirds of the directors then in office:

●	the filling of director vacancies;

●	the removal of directors;

●	super majority voting requirements; and

●	classes of stock including preferences, limitations and relative rights.

Shareholders may amend or repeal by-laws or adopt new by-laws by a majority of the votes cast.

Limitations on Liability, Indemnification of Directors and Officers, and Insurance

Elimination of Liability of Directors and Officers. The LBCA provides that unless a corporation’s articles of incorporation limit or reject this protection, no director or officer is liable to the corporation or its shareholders for money damages for any action taken, or failure to take action, as a director or officer, except for:

●	a breach of the director’s or officer’s duty of loyalty to the corporation or its shareholders;

●	an intentional infliction of harm on the corporation or its shareholders;

●	liability for unlawful distributions; and

●	an intentional violation of criminal law.

Under the LBCA, our articles are considered not to limit this protection. Further, our articles provide that the liability of our directors and officers is limited or eliminated to the full extent permitted by the business corporation law of Louisiana as it is amended from time to time.

While the LBCA and our articles provide directors and officers with protection, also known as “exculpation,” from awards for monetary damages for breaches of their duty of care, they do not eliminate this duty. Accordingly, our articles and the exculpation provisions of the LBCA will have no effect on the availability of equitable remedies such as an injunction based on a director’s breach of his or her duty of care.

Indemnification of Directors, Officers, and Employees. Our articles and bylaws require us to indemnify and advance expenses to our directors and officers to the fullest extent permitted by law (as currently in effect or later amended) for liabilities to any person for any action taken, or any failure to take action, as a director or officer, except in actions brought directly by the corporation.

The LBCA requires us to indemnify directors and officers who are wholly successful in the defense of any proceeding they were a party to because they were our directors or officers. Further, the LBCA permits us to indemnify our directors and officers if they:

●	conducted themselves in good faith;

●

reasonably believed that their conduct was in the best interests of the corporation, or in the case of conduct not in an official capacity, reasonably believed their conduct was not opposed to the best interests of the corporation; and

●	in a criminal proceeding, had no reasonable cause to believe their conduct was unlawful.

In addition, our articles and the LBCA may require us to provide even broader indemnification to our directors and officers, covering all liabilities other than those that the retained by the LBCA’s exculpation provisions, which are listed above under “Elimination of Liability of Directors and Officers.”

The LBCA authorizes us to purchase and maintain insurance to protect our directors and officers against liabilities, whether or not the individual could be protected against those liabilities under the LCBA’s exculpation provisions or our articles, and whether or not we would have the power to indemnify or advance expenses to the individual against those liabilities.

The limitation of liability and indemnification provisions in the LBCA, our articles, and our bylaws may discourage shareholders from bringing a lawsuit against our directors and officers for breach of fiduciary duty. These provisions also may reduce the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, we may be required to pay the costs of settlement and damage awards under these indemnification provisions.

Exclusive Forum

Our bylaws provide that unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for

●	any derivative action or proceeding brought on our behalf;

●	any action asserting a claim of breach of a fiduciary duty owed by any of our directors or officers or other employees to us or our shareholders;

●	any action asserting a claim against us or any director or officer or other employee arising pursuant to any provision of the LBCA or our articles or bylaws; or

●	any action asserting a claim against us or any director or officer or other employee governed by the internal affairs doctrine shall be a state court of proper jurisdiction located within Calcasieu Parish, Louisiana. However, if no such state court has jurisdiction, then a federal district court located in the City of Lake Charles, Louisiana shall be the sole and exclusive forum. If neither such state or federal court has jurisdiction, then any state or federal court of proper jurisdiction located in the State of Louisiana shall be the sole and exclusive forum.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock will be available for future issuance without shareholder approval. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of CKX Lands, Inc. by means of a proxy contest, tender offer, merger or otherwise.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Investor Services.

Listing

Our common stock is listed on the NYSE American under the symbol “CKX”.

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